UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2024

Century Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40498	84-2040295
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 North 38th Street, 11th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 817-5790

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.0001 per share	IPSC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On September 26, 2024, the Century Therapeutics, Inc. (the “Company”) announced the appointment of Morgan Conn, Ph.D. to serve as the Company’s Chief Financial Officer, effective October 14, 2024 (the “Effective Date”). As of the Effective Date, Dr. Conn will serve as the Company’s principal financial officer.

Dr. Conn, age 56, previously served as the Chief Business Officer of Pharvaris N.V., since November 2017. Previously, Dr. Conn worked at PTC Therapeutics (“PTC”) from 2001-2017, initially in research and subsequently helping to build the business development function, holding positions of increasing responsibility including Global Head and Vice President, Business Development. In 2017, Dr. Conn founded CallisBio, a consultancy offering strategic and implementation services in biopharma business and corporate development including transactions and financing. Early in his career, Dr. Conn served as an Assistant Professor in Chemistry at Amherst College, with a cross appointment in the Graduate Molecular and Cellular Biology program at the University of Massachusetts (Amherst). Dr. Conn holds a B.Sc. (Hons) in Chemistry and Biochemistry from the University of Toronto; a Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology as both an NSF and NSERC pre-doctoral fellow; and, studied as a post-doctoral Research Fellow of the Miller Institute for Basic Research in Science at the University of California, Berkeley.

In connection with Dr. Conn’s appointment as the Company’s Chief Financial Officer, the Company and Dr. Conn entered into an executive employment agreement on September 20, 2024 (the “Agreement”). Pursuant to the Agreement, which is effective as of the Effective Date, Dr. Conn is entitled to (i) an annual base salary of $470,000 (ii) an annual performance-based target bonus of 40% of his annual base salary, pro-rated for the year ended December 31, 2024, (iii) a one-time signing bonus of $100,000, (iv) an equity award consisting of (a) an option to purchase 360,890 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at an exercise price equal to the closing price of the Common Stock on the Effective Date (the “Option”), and (b) restricted stock units covering 60,148 shares of Common Stock (the “RSU Award”). The Option and the RSU Award will be granted to Dr. Conn under the Company’s 2021 Equity Incentive Plan (the “Plan”).

The Option will vest 25% on the first anniversary of the Effective Date, with the remaining 75% vesting in 36 equal monthly installments thereafter, subject to Dr. Conn’s continued employment with the Company and subject to the terms of the Plan. The RSU Award will vest 25% on the first anniversary of the Effective Date, with the remaining 75% vesting in equal quarterly installments over the three years thereafter, subject to Dr. Conn’s continued employment with the Company and subject to the terms of the Plan.

Upon a termination of Dr. Conn’s employment without “cause” (as defined in the Agreement) by the Company or resignation for “good reason” (as defined in the Agreement), Dr. Conn is entitled to receive (i) payment of all accrued and unpaid base salary, (ii) payment of any otherwise earned but unpaid annual bonus for the prior year, and (iii) continuation of his base salary and COBRA premiums paid by us for nine (9) months. In addition, if such termination without cause or for good reason occurs within the three (3) month period prior to or the twelve (12) month period immediately following a change in control, then Dr. Conn’s salary and COBRA continuation period will be extended from nine (9) months to twelve (12) months, and he will receive a lump sum payment in an amount equal to his target annual bonus for the calendar year in which the termination occurs, and all outstanding equity awards subject to vesting solely based on the passage of time and Dr. Conn’s continued employment will become vested on the later of Dr. Conn’s termination date and the change in control.

Upon a termination of Dr. Conn for any reason other than without cause or resignation for good reason, including, but not limited to (i) termination for cause, (ii) resignation without good reason, (iii) termination as a result of Dr. Conn’s “disability” (as defined in the Agreement) or death, then the Company’s obligation to Dr. Conn will be limited solely to the payment of accrued and unpaid base salary through the date of such termination of employment. All other compensation and benefits will cease at the time of such termination, except as otherwise provided by COBRA.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

There are no arrangements or understandings between Dr. Conn and any other persons pursuant to which Dr. Conn was appointed as Chief Financial Officer of the Company. In addition, there are no family relationships between Dr. Conn and any director or executive officer of the Company, and there are no transactions involving Dr. Conn requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY THERAPEUTICS, INC.

By:	/s/ Brent Pfeiffenberger, Pharm.D.
Name:	Brent Pfeiffenberger, Pharm.D.
Title:	President and Chief Executive Officer

Date: September 26, 2024